EXHIBIT 11

            INTERDIGITAL COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                   COMPUTATION OF NET INCOME (LOSS) PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)


                                                                        SIX
                                              THREE MONTHS             MONTHS
                                                  ENDED                ENDED
COMPUTATION OF PRIMARY                           JUNE 30,             JUNE 30,
EARNINGS (LOSS) PER SHARE:                         1996                 1996

Net Income (Loss) Applicable to Common
Shareholders                                    $      677           $   4,575
                                                ==========           =========

Weighted Average of Primary Shares:
    Common Stock                                    46,138              45,522
Assumed Conversion of Options and Warrants           2,434               2,409
                                                ----------           ---------
                                                    48,572              47,931
                                                ==========           =========

Net Income (Loss) Per Share                     $      .01           $     .10
                                                ==========           =========

A calculation for the three and six month periods ended June 30, 1997 have not been presented since the effect of the options and warrants would be anti-dilutive.